Exhibit 10.1

EXECUTION COPY

U.S. $1,000,000,000

FIVE YEAR CREDIT AGREEMENT

Dated as of June 10, 2005

Among

THE ST. PAUL TRAVELERS COMPANIES, INC.

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CITICORP USA, INC.

as Administrative Agent

and

CITIGROUP GLOBAL MARKETS INC.

J.P. MORGAN SECURITIES INC.

as Joint Lead Arrangers

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

BANK OF AMERICA, N.A.

THE BANK OF NEW YORK

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Documentation Agents

TABLE OF CONTENTS

ARTICLE I

SECTION 1.01. Certain Defined Terms

SECTION 1.02. Computation of Time Periods

SECTION 1.03. Accounting Terms

ARTICLE II

SECTION 2.01. The Revolving Credit Advances and Letters of Credit

SECTION 2.02. Making the Revolving Credit Advances

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit

SECTION 2.04. The Competitive Bid Advances

SECTION 2.05. Fees

SECTION 2.06. Optional Termination or Reduction of the Commitments

SECTION 2.07. Repayment of Revolving Credit Advances

SECTION 2.08. Interest on Revolving Credit Advances

SECTION 2.09. Interest Rate Determination

SECTION 2.10. Optional Conversion of Revolving Credit Advances

SECTION 2.11. Prepayments of Revolving Credit Advances

SECTION 2.12. Increased Costs

SECTION 2.13. Illegality

SECTION 2.14. Payments and Computations

SECTION 2.15. Taxes

SECTION 2.16. Sharing of Payments, Etc.

SECTION 2.17. Evidence of Debt

SECTION 2.18. Use of Proceeds

SECTION 2.19. Increase in the Aggregate Commitments

SECTION 2.20. Extension of Termination Date

SECTION 2.21. Replacement of Lenders

ARTICLE III

SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.04

SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing, Issuance, Commitment Increase and Extension of Commitments.

SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing

SECTION 3.04. Determinations Under Section 3.01

ARTICLE IV

SECTION 4.01. Representations and Warranties of the Borrower

ARTICLE V

SECTION 5.01. Affirmative Covenants

SECTION 5.02. Negative Covenants

SECTION 5.03. Financial Covenants

ARTICLE VI

SECTION 6.01. Events of Default

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default

ARTICLE VII

SECTION 7.01. Authorization and Action

SECTION 7.02. Agent’s Reliance, Etc.

SECTION 7.03. Citicorp and Affiliates

SECTION 7.04. Lender Credit Decision

SECTION 7.05. Indemnification

SECTION 7.06. Successor Agent

SECTION 7.07. Other Agents.

ARTICLE VIII

SECTION 8.01. Amendments, Etc.

SECTION 8.02. Notices, Etc.

SECTION 8.03. No Waiver; Remedies

SECTION 8.04. Costs and Expenses

SECTION 8.05. Right of Set-off

SECTION 8.06. Binding Effect

SECTION 8.07. Assignments and Participations

SECTION 8.08. Confidentiality

SECTION 8.09. Governing Law

SECTION 8.10. Execution in Counterparts

SECTION 8.11. Jurisdiction, Etc.

SECTION 8.12. No Liability of the Issuing Banks

SECTION 8.13. Patriot Act

SECTION 8.14. Waiver of Jury Trial

Schedules

Schedule I - List of Applicable Lending Offices

Schedule 2.01(b) – Existing Letters of Credit

Schedule 3.01(b) - Disclosed Litigation

Schedule 4.01(e) - Accounting Matters

Schedule 5.02(a) - Existing Liens

Exhibits

Exhibit A-1	-	Form of Revolving Credit Note

Exhibit A-2	-	Form of Competitive Bid Note

Exhibit B-1	-	Form of Notice of Revolving Credit Borrowing

Exhibit B-2	-	Form of Notice of Competitive Bid Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D	-	Form of Opinion of Counsel for the Borrower

FIVE YEAR CREDIT AGREEMENT

Dated as of June 10, 2005

THE ST. PAUL TRAVELERS COMPANIES, INC., a Minnesota corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and issuers of letters of credit (“Initial Issuing Banks”) listed on Schedule I hereto, JPMORGAN CHASE BANK, N.A., as syndication agent, BANK OF AMERICA, N.A., THE BANK OF NEW YORK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as documentation agents, CITIGROUP GLOBAL MARKETS INC. and J.P. MORGAN SECURITIES INC., as joint lead arrangers, and CITICORP USA, INC. (“Citicorp”), as agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means a Revolving Credit Advance or a Competitive Bid Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at Two Penns Way, New Castle, Delaware 19720, Account No. 36852248, Attention:  Bank Loan Syndications.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

“Applicable Margin” means (a) for Base Rate Advances, 0% per annum and (b) for Eurodollar Rate Advances, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Eurodollar Rate Advances
Level 1 A+ or A1	0.200%
Level 2 A or A2	0.215%
Level 3 A- or A3	0.275%
Level 4 BBB+ or Baa1	0.300%
Level 5 Lower than Level 4	0.375%

“Applicable Percentage” means, as of any date a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 A+ or A1	0.050%
Level 2 A or A2	0.060%
Level 3 A- or A3	0.075%
Level 4 BBB+ or Baa1	0.100%
Level 5 Lower than Level 4	0.125%

“Applicable Utilization Fee” means, as of any date that the aggregate Advances exceed 50% of the aggregate Revolving Credit Commitments, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Utilization Fee
Level 1 A+ or A1	0.075%
Level 2 A or A2	0.075%
Level 3 A- or A3	0.075%
Level 4 BBB+ or Baa1	0.075%
Level 5 Lower than Level 4	0.075%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.19(d).

“Assumption Agreement” has the meaning specified in Section 2.19(d)(ii).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)           the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)           ½ of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.08(a)(i).

“Borrowing” means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market.

“Citibank” means Citibank, N.A.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.19(b).

“Commitment Increase” has the meaning specified in Section 2.19(a).

“Competitive Bid Advance” means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.04 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.04.

“Competitive Bid Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

“Confidential Information” means all non-public information that the Borrower furnishes to the Agent or any Lender, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower or a Person who is known by the Agent or such Lender to be in violation of a confidentiality agreement with the Borrower.

“Consenting Lender” has the meaning specified in Section 2.20(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.10.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that (x) are not overdue by more than 120 days or (y) are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases (the amount of Debt attributable thereto to be the capitalized amount thereof in accordance with GAAP), (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person (the amount of Debt attributable thereto to be equal to the lesser of (i) the amount of such Debt and (ii) the fair market value of the property subject to such Lien), even though such Person has not assumed or become liable for the payment of such Debt. For purposes of calculating the amount of Debt pursuant to clause (g) of the foregoing definition, such amount shall be equal to the amount that would be payable (giving effect to netting arrangements) by the relevant Person if the Hedge Agreement were terminated.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed, provided, that if an Event of Default has occurred and is continuing such that the Borrower does not have a right of approval with respect to any Eligible Assignee under this clause (iii), such Person shall be a commercial bank organized or licensed under the laws of the United States, or any State thereof, and have a long-term senior unsecured debt rating of not worse than A by S&P or A2 by Moody’s (unless the Borrower otherwise approves such Eligible Assignee); provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a

Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding standard waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA that is treated as a withdrawal under such Section; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, provided, however, that the event or condition described in Section 4042(a)(4) shall be an ERISA Event only if the PBGC shall have notified the Borrower or any ERISA Affiliate that it intends to terminate, or appoint a trustee to administer, a Plan on such basis.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or in each such case, such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor or substitute page of such service, or any successor to such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time, for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor or substitute page of such service, or any successor to such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time, for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

“Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.08(a)(ii).

“Events of Default” has the meaning specified in Section 6.01.

“Extension Date” has the meaning specified in Section 2.20(b).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

“Fixed Rate Advances” has the meaning specified in Section 2.04(a)(i).

“GAAP” has the meaning specified in Section 1.03.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Increase Date” has the meaning specified in Section 2.19(a).

“Increasing Lender” has the meaning specified in Section 2.19(b).

“Information Memorandum” means the Confidential Information Memorandum dated May 2005 used by the Agent in connection with the syndication of the Commitments.

“Insurance Subsidiary” means any Subsidiary of the Borrower that is licensed by any governmental authority to engage in the insurance business by issuing insurance policies or entering into reinsurance agreements.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           the Borrower may not select any Interest Period that ends after the Termination Date;

(b)           Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Invested Assets” means cash, cash equivalents, short term investments, investments held for sale and any other assets which are treated as investments under GAAP.

“Issuance” with respect to any Letter of Credit means the issuance, amendment (to the extent that same increases the Available Amount thereunder), renewal or extension of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank or any Lender designated as an “Issuing Bank” hereunder by written notice to such effect to the Agent by the Borrower and such Lender so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register).

“L/C Related Documents” has the meaning specified in Section 2.07(b)(i).

“L/C Securities Account” means a securities account to be established and maintained by the Borrower with the Agent or another financial institution selected by the Borrower, over which the Agent shall have control (as such term is defined in the Uniform Commercial Code), upon terms as may be reasonably satisfactory to the Agent and the Borrower.

“Lenders” means each Initial Lender, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.19 or 2.20 and each Person that shall become a party hereto pursuant to Section 8.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and their specified Subsidiaries in (a) the amount set forth opposite the Issuing Bank’s name on the signature pages hereof or (b)in the notice designating such Issuing Bank as an Issuing Bank hereunder, in each case as such amount may be reduced prior to such time pursuant to Section 2.06.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $250,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“LIBO Rate” means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor or substitute page of such service, or any successor to such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time, for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Moneyline Telerate Markets Page 3750 (or any successor or substitute page of such service, or any successor to such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time, for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

“LIBO Rate Advances” means a Competitive Bid Advance bearing interest based on the LIBO Rate.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Mandatory Convertible Securities” means, as of any date, the Borrower’s 5 1/4% Senior Notes issued July 31, 2002, which require investors therein to purchase shares of the Borrower’s common stock on the settlement date of August 16, 2005. If at any date, the Borrower issues additional debt that is mandatorily convertible into common equity, such debt will be Mandatory Convertible Securities under this definition if the Borrower provides satisfactory evidence to the Agent and the Required Lenders that such debt is afforded equity capital credit by S&P.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of this Agreement or any Note or (c) the ability of the Borrower to perform its payment obligations under this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means, at a particular time, a single employer plan, as defined in Section 4001(a)(15) of ERISA, (a) that is maintained for employees of the Borrower or any ERISA Affiliate and at least one contributing sponsor of such plan is a Person other than the Borrower and the ERISA Affiliates or (b) in respect of which the Borrower or any ERISA Affiliate would under Section 4064 or 4069 of ERISA be deemed to be a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA if such plan were terminated at such time.

“Net Worth” of the Borrower means, as of any date, its total shareholders’ equity determined in accordance with GAAP plus (a) the amount of Trust Preferred Securities to the extent that the amount of

Trust Preferred Securities do not exceed 15% of Total Capital plus (b) the amount of Mandatory Convertible Securities to the extent that the amount of Mandatory Convertible Securities plus Trust Preferred Securities do not in the aggregate exceed 25% of Total Capital.

“Non-Consenting Lender” has the meaning specified in Section 2.20(b).

“Note” means a Revolving Credit Note or a Competitive Bid Note.

“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.04(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Primary Policies” means any insurance policies issued by an Insurance Subsidiary.

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee will be set in accordance with Level 5 under the definition of “Applicable Margin”, “Applicable Percentage” or “Applicable Utilization Fee”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Public Filings” means the public filings of the Borrower made on or prior to the date of this Agreement.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Reference Banks” means Citibank, JPMorgan Chase Bank, N.A. and                       .

“Register” has the meaning specified in Section 8.07(d).

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement whereby the Borrower or any Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

“Required Lenders” means at any time Lenders owed more than 50% in interest of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the Revolving Credit Commitments.

“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on the signature pages hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.06 or increased pursuant to Section 2.19.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Secured Letter of Credit” means a Letter of Credit designated by the Borrower for which the Borrower maintains on deposit in the L/C Securities Account cash and Permitted Investments (as defined therein) in an amount equal to the Available Amount of such Letter of Credit. The Borrower may by notice to the Agent from time to time pursuant to Section 2.03(f) designate which outstanding Letters of Credit at such time shall be “Secured Letters of Credit.”

“Significant Subsidiary” means any Subsidiary that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Single Employer Plan” means, at a particular time, a single employer plan, as defined in Section 4001(a)(15) of ERISA, (a) that is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates is a contributing sponsor of such plan or (b) in respect of which the Borrower or any ERISA Affiliate would under Section 4069 of ERISA be deemed to be a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA if such plan were terminated at such time.

“St. Paul Fire” means St. Paul Fire and Marine Insurance Company, a Minnesota corporation.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of the issued and outstanding capital interests having ordinary voting power to elect a majority of the Board of Directors or comparable governing body of such entity (irrespective of whether at the time capital interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Termination Date” means the earlier of (a) June 10, 2010, subject to the extension thereof pursuant to Section 2.20 and (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.20 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Total Capital” means the sum, without duplication, of (a) all items that would, in accordance with GAAP, be classified as indebtedness on a Consolidated balance sheet of the Borrower and its consolidated Subsidiaries, (b) total Consolidated shareholders’ equity of the Borrower and its consolidated Subsidiaries determined in accordance with GAAP, (c) Trust Preferred Securities and (d) Mandatory Convertible Securities.

“Total Consolidated Debt” means, as of any date, all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of the Borrower and its consolidated Subsidiaries, provided that (a) Total Consolidated Debt shall not include any indebtedness represented by Trust Preferred Securities except to the extent that such Securities (other than those convertible to equity) exceed 15% of Total Capital and (b) Total Consolidated Debt shall not include any indebtedness represented by Mandatory Convertible Securities except to the extent that such Mandatory Convertible Securities plus Trust Preferred Securities exceed 25% of Total Capital; provided however, that in the event the notes related to the Mandatory Convertible Securities remain outstanding following the exercise of forward purchase contracts related to such Mandatory Convertible Securities, then such outstanding notes will constitute indebtedness thereafter.

“Trust Preferred Securities” means, as of any date, all items in respect of trust preferred securities that would, in accordance with GAAP, be classified under Debt on a Consolidated balance sheet (or the footnotes thereto) of the Borrower and its consolidated Subsidiaries.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Revolving Credit Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time and (C) the aggregate principal amount of all Competitive Bid Advances then outstanding.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from”  means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”); provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Revolving Credit Advances and Letters of Credit. (a)  Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed such Lender’s Unused Commitment (immediately prior to the making of such Revolving Credit Advance). Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made, or continued as or converted into Eurodollar Rate Advances, on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(a).

(b)           Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) for the account of the Borrower and its specified Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by each Issuing Bank not to exceed at any time such Issuing Bank’s Letter of Credit Commitment at such time and (iii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments (immediately prior to such Issuance) of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than five Business Days before the Termination Date. Within the limits referred to above, the Borrower may from time to time request the Issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided that renewal or replacement of any such letter of credit shall not be Letters of Credit under this Agreement unless such renewal or replacement is issued by an Issuing Bank (other than Issuing Banks solely by operation of this sentence) pursuant to the terms of this Agreement.

SECTION 2.02. Making the Revolving Credit Advances. (a)  Except as otherwise provided in Section 2.03(c), each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will promptly make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(b)           Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than twelve separate Revolving Credit Borrowings.

(c)           In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to borrow such funds on the date specified in such Notice of Revolving Credit Borrowing, whether as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Section 3.02 or otherwise, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d)           Unless the Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

(e)           The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a)  Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 10 Business Days before the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit. Such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern (and in no event shall any provision of any such Letter of Credit Agreement regarding representations, warranties, covenants, events of default, set-off rights or collateral be effective).

(b)           Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.19, an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.

(c)           Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower prior to 1:00 P.M. (New York City time) on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such a Revolving Credit Advance would exceed such Issuing Bank’s Unused Commitment (it being understood that such Issuing Bank shall use its best efforts to notify the Borrower of any drawing prior to 12:00 noon (New York City time) on the date such drawing is made). Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank or by the Borrower, with a copy of such demand to the Agent (in the case of any notice issued by the Issuing Bank) and the Borrower, each Lender shall pay to the Agent, for the account of the relevant Issuing Bank, such Lender’s Ratable Share of such outstanding Revolving Credit Advance pursuant to Section 2.03(b). Each Lender acknowledges and agrees that its obligation to make Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank or the Borrower, as the case may be, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such

Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d)           Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent (with a copy to the Borrower) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent (with a copy to the Borrower) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e)           Failure to Make Advances. The failure of any Lender to make the Revolving Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on such date.

(f)            Secured Letters of Credit. The Borrower may from time to time designate any Letter of Credit to be a Secured Letter of Credit by notice to the Agent (with a copy to the applicable Issuing Bank). Upon the drawing of any Secured Letter of Credit, to the extent cash and/or Permitted Investments are on deposit in the L/C Securities Account, such cash and/or Permitted Investments shall, at the Borrower’s option, be applied to reimburse the applicable Issuing Bank to the extent permitted by applicable law and to the extent the Borrower elects not to reimburse such drawing (to avoid liquidating Permitted Investments) as provided in Section 2.03(c). Subject to Section 6.02, to the extent any Secured Letters of Credit shall have expired or been drawn upon, any excess amounts in such L/C Securities Account shall be returned to the Borrower at the Borrower’s request.

SECTION 2.04. The Competitive Bid Advances. (a)  Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 2.04 from time to time on any Business Day during the period from the date hereof until the date occurring 35 days prior to the Termination Date in the manner set forth below; provided that each Competitive Bid Borrowing shall not exceed the aggregate amount of the Unused Commitments of the Lenders immediately prior to the making of such Competitive Bid Borrowing.

(i)            The Borrower may request a Competitive Bid Borrowing under this Section 2.04 by delivering to the Agent, by telecopier, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the earlier of (I) 180 days after the date of such Competitive Bid Borrowing and (II) the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower. The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

(ii)           Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.04(a), exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(iii)          The Borrower shall, in turn, (A) before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

(x)            cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

(y)           accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect. The Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

(iv)          If the Borrower notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(v)           If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Section 3.03. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Section 3.03 and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount and tenor of the Competitive Bid Borrowing.

(vi)          If the Borrower notifies the Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Section 3.03, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

(b)           Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

(c)           Within the limits and on the conditions set forth in this Section 2.04, the Borrower may from time to time borrow under this Section 2.04, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.04, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

(d)           The Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection
(a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

(e)           The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such

Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

(f)            The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of the Borrower payable to the order of the Lender making such Competitive Bid Advance.

SECTION 2.05. Fees. (a)  Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2005, and on the Termination Date.

(b)           Letter of Credit Fees. (i)  The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of (A) the average daily aggregate Available Amount of all Secured Letters of Credit issued and outstanding from time to time at a rate per annum equal to (x) the Applicable Margin for Eurodollar Rate Advances in effect from time to time during such calendar quarter minus (y) 0.10% and (B) the average daily aggregate Available Amount of all other Letters of Credit issued and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time during such calendar quarter, in each case payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2005, and on the Termination Date; provided that the amount of such commission in respect of Letters of Credit (other than Secured Letters of Credit) shall be increased (without duplication of amounts otherwise payable under Section 2.08(b)) by 2% per annum if the Borrower is required to pay default interest pursuant to Section 2.08(b).

(ii)           The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c)           Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.06. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

SECTION 2.07. Repayment of Revolving Credit Advances. (a) Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(b)           Letter of Credit Drawings. The obligation of the Borrower to reimburse drawings under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof, including, without limitation, pursuant to Section 8.12):

(i)            any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)          the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)          any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi)          any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(vii)         without prejudice to the other provisions of this Agreement, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.08. Interest on Revolving Credit Advances. (a)  Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)           Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)           Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the overdue and unpaid principal amount of each Revolving Credit Advance owing to each Lender which is not paid when due whether at stated maturity, upon acceleration or otherwise, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.09. Interest Rate Determination. (a)  Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.08(a)(ii).

(b)           If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)           If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)           On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e)           If an Event of Default has occurred and is continuing and the Required Lenders through the Agent so notify the Borrower, then, so long as such Event of Default is continuing (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f)            If Moneyline Telerate Markets Page 3750 (or any successor page as contemplated in the definitions of Eurodollar Rate or LIBO Rate) is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate or LIBO Rate for any Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

(i)            the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

(ii)           with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii)          the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the

Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.10. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Revolving Credit Advances of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be subject to Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.11. Prepayments of Revolving Credit Advances. The Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Borrowing, the Borrower shall be entitled to select the Eurodollar Rate Borrowings to be prepaid and shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

SECTION 2.12. Increased Costs. (a)  If any governmental authority shall have in effect at any time during the term of this Agreement any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund Eurodollar Rate Advances or LIBO Rate Advances, or by reference to which interest rates applicable to Eurodollar Rate Advances or LIBO Rate Advances are determined, and the result of such requirement shall be to increase the cost to any Lender of making or maintaining any Eurodollar Rate Advances or LIBO Rate Advances and such Lender shall have requested, by notice to the Borrower and the Administrative Agent (which notice shall specify the costs applicable to such Lender), compensation under this paragraph, then the Borrower will pay to such Lender following delivery of such notice (until the earlier of the date such Lender shall advise the Borrower that such requirement is no longer in effect or the date such Lender shall withdraw such request) such additional amounts as shall be necessary to compensate such Lender for such increased costs.

(b)           If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall constitute prima facie evidence of the amounts required to be paid by the Borrower in respect thereof, absent manifest error.

(c)           If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts, submitted to the Borrower and the Agent by such Lender, shall constitute prima facie evidence of the amounts required to be paid by the Borrower in respect thereof, absent manifest error.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate such Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore; provided further that, if the change in or in the interpretation of law or regulation giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO Rate Advances or to fund or maintain Eurodollar Rate Advances or LIBO Rate Advances hereunder, (a) each Eurodollar Rate Advance or LIBO Rate Advance, as the case may be, will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.08(a)(i), as the case may be, and (b) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.14. Payments and Computations. (a)  The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off,  not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04, 2.05(b) or (c), 2.12, 2.15 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.19 or an extension of the Termination Date pursuant to Section 2.20, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the LIBO Rate or the Federal Funds Rate or in respect of Fixed Rate Advances and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)           Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.15. Taxes. (a)  Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c)           The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)            For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.15(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)           Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h)           If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such governmental authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.12, 2.15 or 8.04(c)) in excess of its Ratable Share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off provided in Section 8.05) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.17. Evidence of Debt. (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b)           The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c)           Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.18. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries.

SECTION 2.19. Increase in the Aggregate Commitments. (a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased (with, at the Borrower’s option, a proportionate increase in the Letter of Credit Facility) by an amount of $10,000,000 or an integral multiple of

$10,000,000 in excess thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $1,500,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, (x) the Public Debt Rating shall be BBB or better from S&P and Baa2 or better from Moody’s and (y) the applicable conditions set forth in Section 3.02 shall be satisfied.

(b)           The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.

(c)           Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $20,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d)           On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(b) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.20(c), an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i)            (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit E hereto;

(ii)           an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and

(iii)          confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

(e)           On the Increase Date, if any Advances are then outstanding, the Borrower shall borrow from all or certain of the Lenders and/or (subject to compliance by the Borrower with Section 8.04(c)) prepay Advances of all or certain of the Lenders such that, after giving effect thereto, the Advances (including, without limitation, the Types and Interest Periods thereof) shall be held by the Lenders (including for such purposes the Increasing Lenders and the Assuming Lenders) ratably in accordance with their respective Revolving Credit Commitments. On and after each Increase Date, the Ratable Share of each Lender’s participation in Letters of Credit and Advances from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.

SECTION 2.20. Extension of Termination Date. (a) At least 60 days but not more than 90 days prior to any anniversary of the Effective Date, the Borrower, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration (which request may be conditioned on a minimum level of Revolving Credit Commitments from Consenting Lenders and Assuming Lenders). The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 30 days prior to such anniversary date, notify the Borrower and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 30 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Borrower not later than 25 days prior to the applicable anniversary date of the decision of the Lenders regarding the Borrower’s request for an extension of the Termination Date.

(b)           If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.20, the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Section 3.02 shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.20, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.20, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.20 and the Revolving Credit Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.20 on or prior to the applicable Extension Date, the Revolving Credit Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.12, 2.15 and 8.04, and its obligations under Section 7.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

(c)           If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.20, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than five days prior to the Extension Date of the amount of the Non-Consenting Lenders’ Revolving Credit Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Revolving Credit Commitments in an aggregate amount that exceeds the amount of the Revolving Credit Commitments of the Non-Consenting Lenders, such Revolving Credit Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Agent. If after giving effect to the assignments of Revolving Credit Commitments described above there remains any Revolving Credit Commitments of Non-Consenting Lenders, the Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender’s Revolving Credit Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $20,000,000 unless the amount of the Revolving Credit Commitment of such Non-Consenting Lender is less than $20,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i)            any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii)           all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)          with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(a) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 2.12, 2.15 and 8.04, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least five Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Agent and (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent as to the increase in the amount of its Commitment. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)           If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.20) Lenders having Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, subject to the satisfaction of the applicable conditions in Section 3.02, the Termination Date then in effect shall be extended for the additional one year period as described in subsection (a) of this Section 2.20, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

SECTION 2.21. Replacement of Lenders. If any Lender requests compensation under Section 2.12 or notifies the Agent under Section 2.13 that the making of Eurodollar Rate Advances would be unlawful, or if the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to make Advances hereunder or fails to approve any amendment to this Agreement which is approved by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.07), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Bid Advances held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the assignee is not a Lender, the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances (other than Competitive Bid Advances), accrued interest thereon, accrued fees and all other amounts then due and payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments at the time of such assignment. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.04. Sections 2.01 and 2.04 shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)           Except as disclosed in the Public Filings, there shall have occurred no Material Adverse Change since December 31, 2004.

(b)           There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(c)           The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date, and the Agent shall have confirmed to the Borrower in writing that the Effective Date has occurred.

(d)           The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent) that have been invoiced at least two Business Days prior to the proposed Effective Date.

(e)           On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)            The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)           No event has occurred and is continuing that constitutes a Default.

(f)            The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

(i)            The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17.

(ii)           Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii)          A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv)          A favorable opinion of Bruce A. Backberg, Senior Vice President and Corporate Secretary of the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

(v)           A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(g)           The Borrower shall have terminated the commitments, and paid in full all Debt, interest, fees and other amounts then due and payable, under (A) the Five Year Credit Agreement dated as of June 14, 2002, amended and restated as of June 11, 2004, among the Borrower, the lenders and agents parties thereto and Citicorp, as administrative agent, and (B) the $250,000,000 credit facility dated as of April 17, 2003 between an Affiliate of the Borrower and Citibank, N.A., and each of the Lenders that is a party to either such credit facility hereby waives, upon execution of this Agreement the requirement of prior notice under each such credit facility relating to the termination of commitments thereunder.

SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing, Issuance, Commitment Increase and Extension of Commitments. The obligation of each Lender to make a Revolving Credit Advance (other than a Revolving Credit Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Revolving Credit Borrowing, the obligation or each Issuing Bank to issue a Letter of Credit, each Commitment Increase and each extension of Commitments pursuant to Section 2.20 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing, such Issuance, the applicable Increase Date or the applicable Extension Date the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Issuance, request for Commitment Increase, request for Commitment Extension and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing or such Issuance shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such Issuance, such Increase Date or such Extension Date such statements are true):

(a)           the representations and warranties contained in Section 4.01 (except, in the case of Revolving Credit Borrowings or Issuances, the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof) are correct in all material respects on and as of such date, before and after giving effect to such Revolving Credit Borrowing, such Issuance, such Commitment Increase or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date, and

(b)           no event has occurred and is continuing, or would result from such Revolving Credit Borrowing, such Issuance, such Commitment Increase or such Extension Date or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto,  (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.04, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such

Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):

(a)           the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof) are correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(b)           no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)           The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all corporate powers and authority and all material licenses, authorizations, consents and approvals required to carry on its business as now conducted and each of the Borrower and each Significant Subsidiary is duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

(b)           The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower’s charter or by-laws, (ii) violate any law, rule, regulation, order, writ, judgment, decree, determination or award applicable to the Borrower if such violation could reasonably be expected to have a Material Adverse Effect or (iii) violate or constitute a default under any contractual restriction binding on or affecting the Borrower if such violation or default could reasonably be expected to have a Material Adverse Effect or subject the Lenders, the Agent or the lead arranger to liability.

(c)           No authorization or approval or other action by, and no notice to or filing (other than an immaterial authorization, approval, action, notice or filing) with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it, except for those that have been duly obtained, taken, given or made and are in full force and effect.

(d)           This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law and (iii) an implied covenant of good faith and fair dealing.

(e)           Except as disclosed on Schedule 4.01(e), (i) the Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, and (ii) the Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2005, which set forth the financial condition of the Borrower and is Subsidiaries, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer or chief accounting officer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of said balance sheet as at March 31, 2005, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments and the absence of certain notes, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Except as otherwise disclosed in the Public Filings, since December 31, 2004, there has been no Material Adverse Change.

(f)            There is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, under any Environmental Law, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) except as disclosed in the Public Filings, could be reasonably likely to have a Material Adverse Effect, and there shall have been no additional claim made in respect of any such action, suit, investigation, litigation or proceeding disclosed in the Public Filings that could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g)           The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of such Regulation U.

(h)           The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)            Neither the Information Memorandum nor any written information distributed at the bank meeting on May 16, 2005 by or on behalf of the Borrower to the Agent or any Lender prior to the date hereof in connection with the negotiation of this Agreement, or delivered hereunder, when furnished and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to estimated or projected financial information, general industry information or forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and no assurance is given as to whether future events will vary from such information or statements.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a)           Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(b)           Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property that, if unpaid, might by law become a Lien or charge upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (y) the non-payment of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)           Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as the Borrower shall from time to time determine, based on its experience and knowledge of the industry, are of a character usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d)           Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, its corporate existence, material rights (charter and statutory) and material franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

(e)           Visitation Rights. Without limitation of Section 8.08, at any reasonable time and from time to time during normal business hours, permit the Agent at the request of any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f)            Keeping of Books. Except as disclosed on Schedule 4.01(e), keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with applicable generally accepted accounting principles in effect from time to time.

(g)           Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h)           Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(i)            Reporting Requirements. Furnish to the Lenders:

(i)            as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer or chief accounting officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer or chief accounting officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii)           as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by KPMG LLP or other independent public accountants acceptable to the Required Lenders and, in addition, the Borrower will provide a certificate of its chief financial officer or chief accounting officer setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii)          as soon as possible and in any event within five days after any senior officer becomes aware or should have become aware of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or chief accounting officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)          promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v)           promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi)          such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by Borrower pursuant to clauses (i), (ii), (iii), (v) and (vi) of this subsection (i) shall be deemed to have been delivered on the date on which the Borrower posts such reports, or reports containing such financial statements, on its website on the Internet at www.stpaultravelers.com, at www.sec.gov or at such other website identified by the Borrower in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Agent and provided further that the Lenders shall be deemed to have received the information specified in clauses (i) through (vi) of this subsection (i) on the date (x) such information is posted at the website of the Agent identified from time to time by the Agent to the Lenders and the

Borrower and (y) such posting is notified to the Lenders (it being understood that the Borrower shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Agent).

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:

(a)           Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, other than:

(i)            Permitted Liens,

(ii)           purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii)          the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv)          Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(v)           Liens arising in connection with capital lease obligations; provided, however, that no such Lien shall extend to or cover any property or assets other than the property and assets subject to such capital lease obligations,

(vi)          Liens arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities, in each case in the ordinary course of business; provided that no such Lien shall extend to or cover any property or assets other than the securities subject thereto,

(vii)         Liens on accounts or notes receivable (whether such accounts or notes receivable constitute accounts, instruments, chattel paper or general intangibles) and other related assets, and sales or discounts on the foregoing, arising solely in connection with the securitization thereof (whether in one transaction or in a series of transactions); provided that no such Lien shall extend to or cover any property or assets other than the receivables and related assets subject to such securitization,

(viii)        Liens on Invested Assets pursuant to trust, letter of credit or other security arrangements in connection with Reinsurance Agreements or Primary Policies;

(ix)           other Liens securing Debt and other obligations in an aggregate principal amount, which, together with, without duplication, all other Liens permitted by clauses (iv) through (viii) above and this clause (ix), secures Debt in an aggregate principal amount at the time such Debt or other obligations are incurred not to exceed 15% of the Net Worth of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding fiscal period for which financial statements have been delivered,

(x)            the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby, and

(xi)           any Lien on any asset of St. Paul Fire securing a reimbursement obligation arising from the issuance of a letter of credit for the account of St. Paul Fire (or one of its Affiliates) in the ordinary course of business.

(b)           Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except that the Borrower may merge with any other Person so long as the Borrower is the surviving corporation, provided that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)           Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d)           Change in Nature of Business. Engage, or permit any Significant Subsidiaries to engage, in any business other than businesses engaged in on the date hereof and businesses incidental, ancillary or complementary thereto.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a)           Tangible Net Worth. Maintain an excess of Consolidated Net Worth over goodwill and other intangible assets of not less than $10,000,000,000 at all times.

(b)           Leverage Ratio. Maintain a ratio of Total Consolidated Debt to the sum of Total Consolidated Debt plus Consolidated Net Worth of not greater than 0.40 to 1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b)           Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h) or (i)(iii), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender, provided that it shall not be an Event of Default for a failure to provide a notice of Default under Section 5.01(i)(iii) with respect a Default under clause (ii) of this Section until the day which is 30 days after any senior officer becomes aware or should have become aware of the occurrence of such Default at which time the failure to provide such notice shall be an Event of Default; or

(d)           The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount or, in the case of a Hedge Agreement, net amount, of at least $75,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)           The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)            Judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment following a failure of the Borrower or any of its Subsidiaries to pay the amount of such order and such proceedings shall remain unstayed for 10 consecutive Business Days or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g)           (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Borrower or (y) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower); or

(h)           The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $75,000,000 in the aggregate as a result of one or more of the following:  (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan within the meaning of Part 1 of Subtitle E of Title IV of ERISA; or (iii) the reorganization (within the meaning of Section 4241 of ERISA) or the termination of a Multiemployer Plan pursuant to Section 4041A or 4042 of ERISA; or

(i)            (i)  any insurance commissioner or any other state insurance regulatory official shall intervene through legal proceedings and assume control of any material portion of the business of any Significant Subsidiary or (ii) any insurance commissioner or any State insurance regulatory official shall initiate any legal proceeding not dismissed or stayed within 90 days with a view toward so intervening, in the control of a material portion of the business of any Significant Subsidiary, or the Borrower or any Significant Subsidiary shall intentionally facilitate or take any affirmative action toward facilitating such intervention, excluding from the above normal regulatory practices including the review and approval of rates and forms, market conduct examinations and other normal examinations;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Securities Account, an amount equal to the aggregate Available Amount of all Letters of Credit (other than Secured Letters of Credit) then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Borrower than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit (other than Secured Letters of Credit) shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Securities Account. If at any time thereafter the Agent determines that the funds held in the L/C Securities Account are less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Securities Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Securities Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit thereafter, to the extent funds are on deposit in the L/C Securities Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Securities Account shall be returned to the Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Action. Each Lender (in its capacities as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent:  (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.19 or 2.20, as the case may be, or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Citicorp and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citicorp shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citicorp in its individual capacity. Citicorp and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citicorp were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a)  The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Credit Advances then owed to each of them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the respective amounts of their Revolving Credit Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b)           Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c)           The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 7.05 that are subsequently reimbursed by the Borrower.

SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent, if no Event of Default has occurred and is continuing, of the Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Other Agents. Each Lender hereby acknowledges that no documentation agent or any other Lender designated as any “Agent” on the signature pages hereof (other than Citicorp in its capacity as Agent) has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) waive any of the conditions specified in Section 3.01, (b) increase the Revolving Credit Commitments of the Lenders other than as provided in Section 2.19, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release any of the collateral in the L/C Securities Account other than in accordance with the terms hereof or (g) amend this Section 8.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank adversely affected thereby in addition to the Lenders required above to take such action, affect the rights or obligations of such Issuing Bank in its capacity as such under this Agreement.

SECTION 8.02. Notices, Etc. (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), if to the Borrower, at its address at 385 Washington Street, St. Paul, Minnesota 55102 (with a copy to One Tower Square, Hartford, Connecticut 06183), Attention:  Senior Vice President and Treasurer, with a copy to Corporate Secretary, if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iii) or (iv) shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)           If the Borrower and the Agent agree that an electronic medium may be used for the distribution of material, so long as Citicorp or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iii) and (iv) may be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”).

(c)           Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s
e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a)  The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer and duplication expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b)           The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c)           If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or LIBO Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to

Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12, 2.15 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender which are then due and payable. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.04, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments and Participations. (a)  Each Lender may and, if demanded by the Borrower in accordance with Section 2.21, upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless the Borrower and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,500 payable by the assignor or the Eligible Assignee, as applicable, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of the Borrower and the Agent, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.12, 2.15 and 8.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations (other than its obligations under Section 8.05 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)           By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)           The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

(g)           Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors in connection with the performance of this Agreement with the Agent or such Lender being responsible for compliance by the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors with the provisions of this Section 8.08 and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks, banking or other financial institutions or self-regulatory body and (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder.

SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc. (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12.  No Liability of the Issuing Banks.  Subject to the next sentence, the Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

SECTION 8.13.  Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 8.14.  Waiver of Jury Trial.  Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE ST. PAUL TRAVELERS COMPANIES, INC.

By
Title:

CITICORP USA, INC.,
as Agent

By
Title:

Initial Lenders

Commitment

$125,000,000	CITICORP USA, INC.

By
Title:

$125,000,000	JPMORGAN CHASE BANK, N.A.

By
Title:

$75,000,000	BANK OF AMERICA, N.A.

By
Title:

$75,000,000	THE BANK OF NEW YORK

By
Title:

$75,000,000	WELLS FARGO BANK, NATIONAL
ASSOCIATION

By
Title:

By
Title:

$75,000,000	THE ROYAL BANK OF SCOTLAND PLC

By
Title:

$60,000,000	DEUTSCHE BANK AG NEW YORK BRANCH

By
Title:

By
Title:

$60,000,000	LEHMAN BROTHERS BANK, FSB

By
Title:

$60,000,000	MERRILL LYNCH BANK USA

By
Title:

$60,000,000	MORGAN STANLEY BANK

By
Title:

$60,000,000	WACHOVIA BANK, NATIONAL ASSOCIATION

By
Title:

$60,000,000	WILLIAM STREET COMMITMENT
CORPORATION

By
Title:

$30,000,000	HSBC BANK USA, N.A.

By
Title:

$30,000,000	ROYAL BANK OF CANADA

By
Title:

$30,000,000	U.S. BANK, NATIONAL ASSOCIATION

By
Title:

$1,000,000,000		Total of the Revolving Credit Commitments

Initial Issuing Banks

Letter of Credit Commitment

$125,000,000	CITICORP USA, INC.

By
Title:

$125,000,000	JPMORGAN CHASE BANK, N.A.

By
Title:

$250,000,000		Total of the Letter of Credit Commitments

SCHEDULE I

THE ST. PAUL TRAVELERS COMPANIES, INC.

FIVE YEAR CREDIT AGREEMENT

APPLICABLE LENDING OFFICES

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office

Citicorp USA, Inc.	2 Penns Way	2 Penns Way
	New Castle, DE 19720	New Castle, DE 19720
	Attn: Bank Loans Syndication	Attn: Bank Loans Syndication
	T: 302 894-	T: 302 894-
	F: 302 894-6120	F: 302 894-6120
The Bank of New York	One Wall Street	One Wall Street
	New York, NY 10286	New York, NY 10286
	Annette Harewood	Annette Harewood
	T: 212 635-6379	T: 212 635-6379
	F: 212 809-9520	F: 212 809-9520
Bank of America, N.A.	1850 Gateway Blvd.	1850 Gateway Blvd.
	Concord, CA 94520	Concord, CA 94520
	Attn: Tina Obcena	Attn: Tina Obcena
	T: 925 675-8768	T: 925 675-8768
	F: 888 969-9246	F: 888 969-9246
Deutsche Bank AG New York Branch
HSBC Bank USA, N.A.
JPMorgan Chase Bank, N.A.	1 Chase Manhattan Plaza,	1 Chase Manhattan Plaza,
	8th Floor	8th Floor
	New York, NY 10081	New York, NY 10081
	Attn: Laura Rebecca	Attn: Laura Rebecca
	T: 212 552-7253	T: 212 552-7253
	F: 212 552-7490	F: 212 552-7490
Lehman Brothers Bank, FSB
Merrill Lynch Bank USA
Morgan Stanley Bank
Royal Bank of Canada	One Liberty Plaza, 4th Floor	One Liberty Plaza, 4th Floor
	New York, NY 10006	New York, NY 10006
	Attn: Linda Joannou	Attn: Linda Joannou
	T: 212 428-6212	T: 212 428-6212
	F: 212 428-2372	F: 212 428-2372
The Royal Bank of Scotland plc
Wachovia Bank, National Association
Wells Fargo Bank, National Association	6th Street and Marquette Avenue	6th Street and Marquette Avenue
	Minneapolis, MN 55479	Minneapolis, MN 55479
	Attn: Jari Norris	Attn: Jari Norris
	T: 612 667-9107	T: 612 667-9107
	F: 612 667-7251	F: 612 667-7251
William Street Commitment Corporation

U.S. Bank, National Association	601 Second Avenue South	601 Second Avenue South
	Minneapolis, MN 55402	Minneapolis, MN 55402
	Attn: Timothy Gallaher	Attn: Timothy Gallaher
	T: 612 973-3897	T: 612 973-3897
	F: 612 973-0825	F: 612 973-0825

Schedule 2.01(b) – Existing Letters of Credit

None.

Schedule 3.01(b) - Disclosed Litigation

Please see the Public Filings listed below:

•                  1Q 2005 Form 10-Q

•                  2004 Annual Report

•                  Current Reports on Form 8-K filed February 3, 2005, February 4, 2005, March 18, 2005, March 25, 2005, March 30, 2005, April 1, 2005, April 11, 2005, April 12, 2005, April 18, 2005, May 5, 2005, May 9, 2005 and May 13, 2005

2

Schedule 4.01(e) - Accounting Matters

On July 23, 2004, the Borrower announced that it was seeking guidance from the staff of the Division of Corporation Finance of the Securities and Exchange Commission with respect to the appropriate purchase accounting treatment for certain second quarter 2004 adjustments totaling $1.63 billion ($1.07 billion after-tax).  The Borrower recorded these adjustments as charges in its income statement in the second quarter of 2004.  Through an informal comment process, the staff of the Division of Corporation Finance has subsequently asked for further information relating to these adjustments, and the dialogue is ongoing.  Specifically, the staff has asked for information concerning the Borrower’s adjustments to certain of SPC’s insurance reserves and reserves for reinsurance recoverables and premiums due from policyholders, and how those adjustments may relate to SPC’s reserves for periods prior to the merger.  After reviewing the staff’s questions and comments, the Borrower continues to believe that its accounting treatment for these adjustments is appropriate.  If, however, the staff disagrees, some or all of the adjustments being discussed may not be recorded as charges in the Borrower’s income statement, thereby increasing net income for the second quarter and full year 2004 and increasing shareholders’ equity at December 31, 2004 and March 31, 2005, in each case by the approximate after-tax amount of the charge.  The effect on tangible shareholders’ equity at December 31, 2004 and March 31, 2005 would not be material.  Additionally, if such adjustments were made, there would be changes to the amounts recorded for the affected items in purchase accounting and, accordingly, the Borrower’s balance sheet as of April 1, 2004 would reflect those changes.

3

Schedule 5.02(a) - Existing Liens

None.

4

EXHIBIT A-1 - FORM OF

REVOLVING CREDIT

PROMISSORY NOTE

U.S.$	Dated: , 200

FOR VALUE RECEIVED, the undersigned, THE ST. PAUL TRAVELERS COMPANIES, INC., a Minnesota corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                               (the “Lender”) for the account of its Applicable Lending Office on the later of the Termination Date and the date designated pursuant to Section 2.07 of the Credit Agreement (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Five Year Credit Agreement dated as of June 10, 2005 among the Borrower, the Lender and certain other lenders parties thereto, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., The Bank of New York and Wells Fargo Bank, National Association, as documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers, and Citicorp USA, Inc. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citicorp, as Agent, at 388 Greenwich Street, New York, New York 10013, in same day funds.  Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THE ST. PAUL TRAVELERS COMPANIES, INC.

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT A-2 - FORM OF

COMPETITIVE BID

PROMISSORY NOTE

U.S.$	Dated: , 200

FOR VALUE RECEIVED, the undersigned, THE ST. PAUL TRAVELERS COMPANIES, INC., a Minnesota corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                 (the “Lender”) for the account of its Applicable Lending Office (as defined in the Five Year Credit Agreement dated as of June 10, 2005 among the Borrower, the Lender and certain other lenders parties thereto, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., The Bank of New York and Wells Fargo Bank, National Association, as documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers, and Citicorp USA, Inc., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined)), on                                , 200  , the principal amount of U.S.$                               ].

The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

Interest Rate:                  % per annum (calculated on the basis of a year of                   days for the actual number of days elapsed).

Both principal and interest are payable in lawful money of the United States of America to Citicorp, as agent, for the account of the Lender at the office of Citicorp, at Two Penns Way, New Castle, Delaware 19720 in same day funds.

This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

THE ST. PAUL TRAVELERS COMPANIES, INC.

By
Title:

EXHIBIT B-1 - FORM OF NOTICE OF

REVOLVING CREDIT BORROWING

Citicorp USA, Inc., as Agent
for the Lenders parties
to the Credit Agreement
referred to below
Two Penns Way
New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, The St. Paul Travelers Companies, Inc., refers to the Five Year Credit Agreement, dated as of June 10, 2005 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., The Bank of New York and Wells Fargo Bank, National Association, as documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers, and Citicorp USA, Inc., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)            The Business Day of the Proposed Revolving Credit Borrowing is                        , 200  .

(ii)           The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)          The aggregate amount of the Proposed Revolving Credit Borrowing is $                                  .

[(iv)         The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is            month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

(A)          the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof) are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B)           no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

THE ST. PAUL TRAVELERS COMPANIES, INC.

By
Title:.

2

EXHIBIT B-2 - FORM OF NOTICE OF

COMPETITIVE BID BORROWING

Citicorp USA, Inc., as Agent
for the Lenders parties
to the Credit Agreement
referred to below
Two Penns Way
New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, The St. Paul Travelers Companies, Inc., refers to the Five Year Credit Agreement, dated as of June 10, 2005 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., The Bank of New York and Wells Fargo Bank, National Association, as documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers, and Citicorp USA, Inc., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.04 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the “Proposed Competitive Bid Borrowing”) is requested to be made:

(A)	Date of Competitive Bid Borrowing
(B)	Amount of Competitive Bid Borrowing
(C)	[Maturity Date] [Interest Period]
(D)	Interest Rate Basis
(E)	Interest Payment Date(s)
(F)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

(a)           the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof) are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(b)           no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

(c)           the aggregate amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.04(a)(v) of the Credit Agreement.

Very truly yours,

THE ST. PAUL TRAVELERS COMPANIES, INC.

By
Title:

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Five Year Credit Agreement dated as of June 10, 2005 (as amended or modified from time to time, the “Credit Agreement”) among The St. Paul Travelers Companies, Inc., a Minnesota corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., The Bank of New York and Wells Fargo Bank, National Association, as documentation agents, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as joint lead arrangers, and Citicorp USA, Inc., as agent for the Lenders (the “Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:

1.             The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes) together with participations in Letters of Credit held by the Assignor on the date hereof.  After giving effect to such sale and assignment, the Assignee’s Revolving Credit Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2.             The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Credit Note[, if any] held by the Assignor [and requests that the Agent exchange such Revolving Credit Note for a new Revolving Credit Note payable to the order of [the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitment retained by the Assignor under the Credit Agreement, [respectively,] as specified on Schedule 1 hereto.

3.             The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.15 of the Credit Agreement.

4.             Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.  The effective date for this Assignment and Acceptance (the

“Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5.             Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.             Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.

7.             This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.             This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:	%

Assignee’s Revolving Credit Commitment:	$

Aggregate outstanding principal amount of Revolving Credit Advances assigned:	$

Principal amount of Revolving Credit Note payable to Assignee:	$

Principal amount of Revolving Credit Note payable to Assignor:	$

Effective Date*: , 200

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 200

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: , 200

Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]

*                                         This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

3

Accepted [and Approved]** this
day of , 200

CITICORP USA, INC., as Agent

By
Title:

[Approved this day
of , 200

THE ST. PAUL TRAVELERS COMPANIES, INC.

By ]*
Title:

**                                  Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

*                                         Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

4

EXHIBIT D - FORM OF

OPINION OF COUNSEL

FOR THE BORROWER